Exhibit 99.1

TO:	CYBERONICS’ INVESTORS

FROM:	Pam Westbrook

DATE:	June 8, 2006

RE:	Cyberonics response to STRH Reports
Dear Cyberonics Investors:
As you are aware, Skip and I are on an investor road show in Boston and New York City hosted by First Albany and Piper Jaffray. The purpose of this e-mail is to respond to the assertions made in the SunTrust Robinsons HumphreySM (STRH) report issued today by Amit Hazan. The assertions and claims made in the STRH report are inaccurate and without merit.
Cyberonics uses equity grants including stock options to provide employees with long-term incentives to build durable shareholder value. As fully disclosed in all filings with the SEC, all stock options vest monthly over a 4-5 year period, including the options mentioned in the STRH report which vested over 5 years. In other words, options have no value to the recipient unless durable shareholder value above the fair market value at the date of grant is built over the 5 years following the grant. To date, 38% of the options granted on June 15, 2004 have vested. None of the options mentioned in the STRH report were exercised or sold in 2005 or have been exercised to date, as inaccurately implied by STRH.
Cyberonics has fully followed securities and accounting regulations in the administration of its stock option programs. Stock options are granted the day of approval and are priced at fair market value on the date of grant. Fair market value is considered to be the closing price of the stock on the trading day prior to the date of grant / approval. Furthermore, options granted to Section16 officers are fully disclosed in all appropriate SEC filings, including Form 4’s which are filed within 48 hours (two business days) of grant. These policies and practices were followed for the grants mentioned in the STRH reports.
Lastly, the accounting for all options including those mentioned in the STRH report, is compliant with Generally Accepted Accounting Principles and is disclosed in the annual and quarterly financial reports filed with the SEC.
In summary, the assertions made in the STRH report are materially inaccurate and misleading. The options were properly approved, priced and granted at fair market value. The grants were promptly disclosed to the public and the grants were properly accounted for in the Company’s audited financial statements. None of the options have been exercised or sold.
Best regards,
Pam Westbrook